As filed with the Securities and Exchange Commission on June 15, 2016

Registration No. 333-210566

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
to
FORM S-11
REGISTRATION STATEMENT
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GLOBAL MEDICAL REIT INC.

(Exact name of registrant as specified in its governing instruments)

4800 Montgomery Lane, Suite 450
Bethesda, MD 20814
(202) 524-6851

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Young
Global Medical REIT Inc.
4800 Montgomery Lane, Suite 450
Bethesda, MD 20814
(202) 524-6851

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey Vinson & Elkins L.L.P. 7400 Beaufont Springs Drive, Suite 300 Richmond, Virginia 23225 (804) 327-6310 (804) 479-8286 (fax)	Wayne D. Boberg Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601 (312) 558-5600 (312) 558-5700 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

Global Medical REIT Inc. is filing this Amendment No. 3 to the Registration Statement on Form S-11 (Registration No. 333-210566), originally filed on April 1, 2016 (as amended, the “Registration Statement”), as an exhibit-only filing to file Exhibits 1.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.16, 21.1, 23.3, 23.4 and 23.5 and to amend and restate the list of exhibits referred to in Item 36(B) of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and the exhibit list referred to in Item 36(B) of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$10,070
FINRA Listing Fee	15,500
NYSE Filing Fee	25,000
Printing and Engraving Expenses	50,000
Legal Fees and Expenses (other than Blue Sky)	1,300,000
Accounting Fees and Expenses	200,000
Transfer Agent and Registrar Fees	10,000
Other Expenses	99,500
1,710,070

Item 32. Sales to Special Parties.

The Company has received funds from its majority stockholder ZH USA, LLC in the form of convertible interest bearing (8% per annum, payable in arrears) due on demand unsecured debt (“Convertible Debentures”). ZH USA, LLC may elect to convert all or a portion of the outstanding principal amount of the note into shares of common stock in an amount equal to the principal amount of the note, together with accrued but unpaid interest, divided by $12.748.

On July 1, 2014, we converted $7,468,142 loaned by ZH USA, LLC to Convertible Debentures.

On July 17, 2014, we converted $2,932,040 of the Convertible Debentures into 230,000 shares of our common stock at a price of $12.748.

On September 17, 2014, we issued $910,000 of Convertible Debentures to ZH USA, LLC.

On August 7, 2015, we issued $200,000 of Convertible Debentures to ZH USA, LLC.

On September 2, 2015, we issued $100,000 of Convertible Debentures to ZH USA, LLC.

On September 16, 2015, we issued $4,087,500 of Convertible Debentures to ZH USA, LLC.

On September 24, 2015, we issued $158,338 of Convertible Debentures to ZH USA, LLC.

On October 2, 2015, we issued $117,194 of Convertible Debentures to ZH USA, LLC.

On November 17, 2015, we issued $21,000 of Convertible Debentures to ZH USA, LLC.

On December 24, 2015, we issued $20,200,000 of Convertible Debentures to ZH USA, LLC.

On December 28, 2015, we issued $700,000 of Convertible Debentures to ZH USA, LLC.

On December 31, 2015, we issued $9,000,000 of Convertible Debentures to ZH USA, LLC.

On March 2, 2016, we converted $15,000,000 of the Convertible Debentures into 1,176,656 shares of our common stock at a price of $12.748.

From time to time in the future, we may grant under the 2016 Equity Incentive Plan restricted shares of our common stock, options to purchase our common stock or LTIP units to our directors, executive officers and certain officers and employees of our advisor and other individuals who provide services to us. As of the date of this prospectus, we have not made any grants under the 2016 Equity Incentive Plan.

Item 33. Recent Sales of Unregistered Securities.

The Company has received funds from its majority stockholder ZH USA, LLC in the form of convertible interest bearing (8% per annum, payable in arrears) due on demand unsecured debt (“Convertible Debentures”). ZH USA, LLC may elect to convert all or a portion of the outstanding principal amount of the note into shares of common stock in an amount equal to the principal amount of the note, together with accrued but unpaid interest, divided by $12.748.

On July 1, 2014, we converted $7,468,142 loaned by ZH USA, LLC to Convertible Debentures.

On July 17, 2014, we converted $2,932,040 of the Convertible Debentures into 230,000 shares of our common stock at a price of $12.748.

On September 17, 2014, we issued $910,000 of Convertible Debentures to ZH USA, LLC.

On August 7, 2015, we issued $200,000 of Convertible Debentures to ZH USA, LLC.

On September 2, 2015, we issued $100,000 of Convertible Debentures to ZH USA, LLC.

On September 16, 2015, we issued $4,087,500 of Convertible Debentures to ZH USA, LLC.

On September 24, 2015, we issued $158,338 of Convertible Debentures to ZH USA, LLC.

On October 2, 2015, we issued $117,194 of Convertible Debentures to ZH USA, LLC.

On November 17, 2015, we issued $21,000 of Convertible Debentures to ZH USA, LLC.

On December 24, 2015, we issued $20,200,000 of Convertible Debentures to ZH USA, LLC.

On December 28, 2015, we issued $700,000 of Convertible Debentures to ZH USA, LLC.

On December 31, 2015, we issued $9,000,000 of Convertible Debentures to ZH USA, LLC.

On March 2, 2016, we converted $15,000,000 of the Convertible Debentures into 1,176,656 shares of our common stock at a price of $12.748.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and director are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Global Medical REIT LP, the partnership of which we serve as sole general partner.

Item 35. Treatment of Proceeds from Shares Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements.  See Index to Consolidated Financial Statements and the related notes thereto.

(B) Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a) The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, Maryland, on this 15th day of June, 2016.

GLOBAL MEDICAL REIT INC.

By:	/s/ David A. Young David A. Young Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David A. Young David A. Young	Director and Chief Executive Officer (principal executive officer)	June 15, 2016
* Donald McClure	Chief Financial Officer (principal financial and accounting officer)	June 15, 2016
* Jeffrey Busch	Director	June 15, 2016
* Henry Cole	Director	June 15, 2016
* Matthew L. Cypher, Ph. D	Director	June 15, 2016
* Kurt R. Harrington	Director	June 15, 2016
* Zhang Jingguo	Director	June 15, 2016
* Ronald Marston	Director	June 15, 2016
* Dr. Roscoe Moore	Director	June 15, 2016
* Zhang Huiqi	Director	June 15, 2016
*By: /s/ David A. Young David A. Young Attorney-in-Fact

EXHIBIT INDEX

Exhibit
1.1**	Form of Underwriting Agreement
3.1	Articles of Incorporation of Global Medical REIT Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on April 22, 2014).
3.2**	Amended and Restated Bylaws of Global Medical REIT Inc.
3.3**	Certificate of Correction of Articles of Incorporation of Global Medical REIT Inc.
3.4**	Certificate of Correction of Articles of Incorporation of Global Medical REIT Inc.
4.1**	Form of Certificate of Common Stock of Global Medical REIT Inc.
4.2**	Conversion Agreement dated December 23, 2013 between Scoop Media, Inc. and Global Medical REIT Inc.
4.3**	Debt Conversion Agreement and Convertible Debenture dated July 17, 2014 between Global Medical REIT, Inc. and Heng Fai Enterprises Limited
5.1*	Opinion of Venable LLP
8.1*	Opinion Vinson & Elkins L.L.P. with respect to tax matters
10.1	Agreement of Limited Partnership of Global Medical REIT LP (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the Commission on March 18, 2016).
10.2†**	Form of Global Medical REIT Inc. 2016 Equity Incentive Plan
10.3†**	Form of Restricted Share Award Agreement (Time Vesting)
10.4†**	Form of LTIP Unit Award Agreement (Officer)
10.5**	Form of LTIP Unit Award Agreement (Director)
10.6**	Form of Indemnification Agreement between Global Medical REIT Inc. and its directors and officers
10.7**	Form of Amended and Restated Management Agreement between Global Medical REIT Inc. and Inter-American Management LLC dated , 2016
10.8	Purchase Agreement between Global Medical REIT Inc. and LTAC Landlord, LLC dated April 11, 2014 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Commission on April 18, 2014).
10.9	Asset Purchase Agreement between Global Medical REIT Inc. and Associates Properties, LP dated as of July 31, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A as filed with the Commission on October 26, 2015).
10.10	Purchase Agreement between Global Medical REIT Inc. and Associates Properties II, LP dated as of July 31, 2015 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A as filed with the Commission on October 26, 2015).
10.11	Purchase Agreement between Global Medical REIT Inc. and Marina Towers, LLC dated as of January 8, 2016 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Commission on January 14, 2016).
10.12	Convertible Demand Promissory Note between Global Medical REIT Inc. and HFE USA, LLC dated September 10, 2014 (incorporated herein by reference to Exhibit 10.4 to the Company’s Transition Report on Form 10-K/T as filed with the Commission on March 20, 2014).
10.13	Convertible Demand Promissory Note between Global Medical REIT Inc. and HFE USA, LLC dated September 10, 2014 (incorporated herein by reference to Exhibit 10.4 to the Company’s Transition Report on Form 10-K/T as filed with the Commission on March 20, 2014).

Exhibit
10.14	Term Loan and Security Agreement with Capital One, National Association dated June 5, 2014 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Commission on June 12, 2014).
10.15	Term Loan and Security Agreement between GMR Pittsburgh, LLC and Capital One, National Association dated as of September 25, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Commission on October 1, 2015).
10.16**	Term Loan and Security Agreement with Cantor Commercial Real Estate Lending, LP dated as of March 31, 2016
21.1**	List of Subsidiaries of the Registrant
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)
23.3**	Consent of MaloneBailey, LLP
23.4**	Consent of Watkins Uiberall, PLLC
23.5**	Consent of CPWR, LLC
24.1***	Power of Attorney (included on the Signature Page)

†	Management contract or compensatory plan or arrangement.
*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.